For more information contact: Investor Relations Markel Corporation IR@markel.com

For immediate release

Markel reports 2022 financial results

Richmond, VA, Feb. 1, 2023 -- Markel Corporation (NYSE: MKL) today reported its financial results for the year ended December 31, 2022.

"Our 2022 results reflect the strength and balance of our three-engine architecture of insurance, investments, and Markel Ventures. Each engine delivered strong operating performance this year, generating an impressive $2.7 billion of operating cash flows," said Thomas S. Gayner, Chief Executive Officer.

"Our insurance engine alone produced over $8 billion in revenues with the underwriting, ILS, and program services platforms each contributing positively to the bottom line. Our underwriting operations delivered a combined ratio in the low 90s, as a result of excellent premium growth as well as expense discipline, while navigating current economic realities and an evolving insurance market," Gayner continued. "Markel Ventures produced another record-setting year for revenues, operating income, and EBITDA as our businesses adapt to an ever-changing economic landscape.

"Our investment income is starting to benefit from higher interest rates, which we expect to continue as we purchase higher yielding securities. Declines in the fair value of our equity and bond portfolios during the year represent unrealized losses that weighed heavily on our comprehensive income and book value in 2022, however, our focus, as always, is on long-term investment performance. We understand that periodic market volatility is to be expected and believe the long-term view is a better reflection of the quality of our portfolio," Gayner remarked.

"I would like to thank team members across the whole company, our customers, and business partners for contributing to a remarkable year, and of course, our shareholders for giving us the opportunity to build your company into one of the world's great companies."

These tables present summary financial data for 2022 and 2021. Generally accepted accounting principles (GAAP) require that we include unrealized gains and losses on equity securities in net income. Given the magnitude of our equity portfolio, we believe that this approach creates volatility in revenues and net income that can obscure the operating performance of our businesses and does not align with our long-term investment philosophy. As of December 31, 2022, the fair value of our equity portfolio included cumulative unrealized gains of $4.6 billion.

	Years Ended December 31,
(in thousands, except per share amounts)	2022	2021
Earned premiums	$7,587,792	$6,503,029
Markel Ventures operating revenues	$4,757,527	$3,643,827
Net investment income	$446,755	$367,417
Net investment gains (losses)	$(1,595,733)	$1,978,534
Comprehensive income (loss) to shareholders	$(1,308,817)	$2,078,244
Diluted net income (loss) per common share	$(23.57)	$176.51
Combined ratio	92%	90%

(in thousands, except per share amounts)	December 31, 2022	December 31, 2021
Book value per common share	$929.27	$1,036.20
Common shares outstanding	13,423	13,632

Highlights of our 2022 results include:
•Earned premiums grew 17% in 2022, reflecting continued growth in premium volume from new business, strong policy retention levels, more favorable rates and expanded product offerings.
•The higher combined ratio in 2022 compared to 2021 was primarily attributable to the impact of less favorable development on prior years loss reserves, partially offset by a lower expense ratio and lower catastrophe losses.
•Operating revenues and operating income from Markel Ventures increased 31% and 19%, respectively, in 2022, reflecting contributions from recent acquisitions and notable organic growth.
•The growth in net investment income in 2022 was primarily due to the impact of rising interest rates during the year on our short-term investments and cash equivalents, as well as higher average holdings of fixed maturity securities.
•Net investment losses in 2022 reflected a decrease in the fair value of our equity portfolio resulting from unfavorable market value movements. Substantially all of our net investment losses in 2022 were unrealized.
•Comprehensive loss to shareholders in 2022 resulted from net investment losses and unrealized losses on our fixed maturity portfolio, which more than offset operating income from our insurance and Markel Ventures operations. We typically hold our fixed maturity investments to maturity and generally would expect these losses to reverse.
•Operating cash flows totaled $2.7 billion in 2022, up 19% over 2021, reflecting strong cash inflows from our underwriting operations given the growth in premium volume in recent periods.

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and also aligns with the longer-term perspective we apply to operating our businesses. We generally use five-year periods to measure our performance. Over the five-year period ended December 31, 2022, the compound annual growth in book value per common share was 6%. Over the five-year period ended December 31, 2022, our share price increased at a compound annual rate of 3%.

While these measures, considered independently of other factors, fall below our internal targets, we remain confident in the strong operating performance of our businesses. In addition, we give consideration to the following information in assessing our compound annual growth in book value per common share:
•Amortization expense - As we grow through acquisitions, our intangible assets grow. GAAP requires that we amortize a portion of these acquired intangible assets, which is a non-cash charge to net income. Amortization of acquired intangible assets for the five-year period ended December 31, 2022 totaled $763.2 million.
•Unrealized gains and losses on fixed maturity securities - Since we generally hold our bonds to maturity and invest in high credit quality, investment grade securities, unrealized gains and losses from our bond portfolio are generally expected to reverse as the securities mature. The fair value of our bond portfolio included cumulative pre-tax unrealized losses of $949.1 million as of December 31, 2022 compared to cumulative pre-tax unrealized gains of $389.5 million as of December 31, 2017.
•Value of our businesses - Book value does not include changes in the fair value of our acquired businesses or equity method investments, other than decreases arising from an impairment. Acquired businesses include our Markel Ventures, insurance-linked securities (ILS) and program services businesses.

Insurance Results

Our Insurance engine includes our underwriting, insurance-linked securities, program services and other fronting operations. The following table presents the components of our Insurance engine gross premium volume and operating revenues.

	Years Ended December 31,
(dollars in thousands)	2022	2021	% Change
Gross premium volume:
Underwriting	$9,847,538	$8,485,929	16%
Program services and other fronting (1)	3,354,144	2,952,753	14%
Insurance operations	$13,201,682	$11,438,682	15%

Operating revenues:
Insurance segment	$6,528,263	$5,465,284	19%
Reinsurance segment	1,063,347	1,042,048	2%
Insurance-linked securities, program services and other insurance	493,746	342,142	44%
Insurance operations	$8,085,356	$6,849,474	18%
(1)    Substantially all gross premiums from our program services business and other fronting arrangements were ceded to third parties for the years ended December 31, 2022 and 2021.

Underwriting Results

The following table presents summary data for our consolidated underwriting operations, which are comprised predominantly of our Insurance and Reinsurance segments. Our consolidated underwriting results also include results from discontinued lines of business and the retained portion of our program services operations.

	Years Ended December 31,
(dollars in thousands)	2022	2021	% Change
Gross premium volume	$9,843,555	$8,480,494	16%
Net written premiums	$8,203,390	$7,119,731	15%
Earned premiums	$7,587,792	$6,503,029	17%
Underwriting profit	$626,620	$628,085	—%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	60.8%	62.4%	(1.6)
Prior accident years loss ratio	(2.2)%	(7.4)%	5.2
Loss ratio	58.6%	55.1%	3.5
Expense ratio	33.2%	35.3%	(2.1)
Combined ratio	91.7%	90.3%	1.4

Current accident year loss ratio catastrophe impact (2)	0.6%	3.0%	(2.4)
Current accident year loss ratio Russia-Ukraine conflict impact (2)	0.5%	—%	0.5
Prior accident years loss ratio COVID-19 impact (2)	(0.1)%	0.2%	(0.3)

Current accident year loss ratio, excluding catastrophes and Russia-Ukraine conflict (3)	59.7%	59.4%	0.3
Combined ratio, excluding current year catastrophes, Russia-Ukraine conflict and COVID-19 (3)	90.7%	87.1%	3.6
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes, the Russia-Ukraine conflict and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

Premiums

The increase in gross premium volume in our underwriting operations in 2022 was driven by growth within our Insurance segment across all product lines. Net retention of gross premium volume for our underwriting operations was 83% in 2022 compared to 84% in 2021. The decrease in net retention in 2022 was driven by lower retention within our Insurance segment, partially offset by higher retention within our Reinsurance segment. The increase in earned premiums in our underwriting operations in 2022 was primarily attributable to higher gross premium volume.

Combined Ratio

In 2022, underwriting results included $46.2 million of net losses and loss adjustment expenses attributed to Hurricane Ian, which included a $23.8 million reduction from our initial estimate recorded for the quarter ended September 30, 2022 based on reported claims activity and updated output from our catastrophe models. In 2022, underwriting results also included $35.7 million of net losses and loss adjustment expenses attributed to the military conflict between Russia and Ukraine that began following Russia's invasion of Ukraine in February 2022. Our estimate for ultimate net losses attributed to the Russia-Ukraine conflict is consistent with our initial estimate recorded for the quarter ended March 31, 2022. In 2021, underwriting results included $195.0 million of net losses and loss adjustment expenses attributed to Winter Storm Uri, the floods in Europe and Hurricane Ida (2021 Catastrophes) as well as $15.7 million of net losses and loss adjustment expenses resulting from an increase in our net estimate of ultimate losses and loss adjustment expenses attributed to COVID-19. Excluding these losses from the respective periods, the increase in our consolidated combined ratio in 2022 compared to 2021 was driven by the impact of less favorable development on prior accident years loss reserves within our Insurance segment in 2022 compared to 2021, partially offset by a lower expense ratio within our Insurance segment.

Insurance Segment

	Years Ended December 31,
(dollars in thousands)	2022	2021	% Change
Gross premium volume	$8,606,700	$7,239,676	19%
Net written premiums	$7,040,176	$5,998,890	17%
Earned premiums	$6,528,263	$5,465,284	19%
Underwriting profit	$549,871	$696,413	(21)%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	60.3%	60.6%	(0.3)
Prior accident years loss ratio	(2.2)%	(9.3)%	7.1
Loss ratio	58.1%	51.3%	6.8
Expense ratio	33.5%	35.9%	(2.4)
Combined ratio	91.6%	87.3%	4.3

Current accident year loss ratio catastrophe impact (2)	0.7%	1.7%	(1.0)
Current accident year loss ratio Russia-Ukraine conflict impact (2)	0.4%	—%	0.4
Prior accident years loss ratio COVID-19 impact (2)	0.0%	(0.1)%	0.1

Current accident year loss ratio, excluding catastrophes and Russia-Ukraine conflict (3)	59.2%	58.9%	0.3
Combined ratio, excluding current year catastrophes, Russia-Ukraine conflict and COVID-19 (3)	90.6%	85.6%	5.0
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes, the Russia-Ukraine conflict and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

Premiums

The increase in gross premium volume in our Insurance segment in 2022 was driven by new business volume, strong policy retention levels, more favorable rates and expanded product offerings, resulting in growth across all of our product lines, most notably in our general liability and professional liability product lines. Net retention of gross premium volume was 82% in 2022 compared to 83% in 2021. The decrease in net retention for the year ended December 31, 2022 was primarily due to higher cession rates on our professional liability and personal lines product lines in 2022 compared to 2021, partially offset by the impact of higher retention rates on new programs business. The increase in earned premiums in 2022 was primarily due to higher gross premium volume.

Combined Ratio

The Insurance segment's current accident year losses and loss adjustment expenses in 2022 included $46.2 million and $23.0 million of net losses and loss adjustment expenses attributed to Hurricane Ian and the Russia-Ukraine conflict, respectively. Current accident year losses in 2021 included $94.7 million of net losses and loss adjustment expenses attributed to the 2021 Catastrophes. Excluding these losses from the respective periods, the current accident year loss ratio in 2022 was consistent with 2021. Despite achieving higher premium rates on our professional liability and general liability product lines, we generally kept our estimates of ultimate loss ratios on these product lines for the 2022 accident year consistent with the 2021 accident year due to the unfavorable claims trend within these product lines on prior accident years during 2022 arising from current and anticipated levels of economic and social inflation.

The Insurance segment's 2022 combined ratio included $142.9 million of favorable development on prior accident years loss reserves compared to $506.3 million in 2021. The decrease in favorable development was primarily due to adverse development on our general liability and professional liability product lines in 2022 compared to favorable development in 2021.

Adverse development on our general liability and professional liability product lines was primarily attributable to unfavorable claim settlements and increased claim frequency and severity on a number of products, including contractors and excess and umbrella within general liability and directors and officers, errors and omissions and employment practices liability within professional liability. Development on prior years loss reserves within our general liability and professional liability product lines in 2022 was impacted by broader market conditions, including the effects of economic and social inflation, and was most pronounced on the 2016 to 2019 accident years, which was before we began achieving significant rate increases for these product lines. The impacts of social inflation were most significant on our large, risk-managed excess professional liability accounts, corresponding with a notable rise in the number of class action lawsuits on these years and the recent unfavorable legal environment. The development of this claims trend was disrupted by state and federal court closures following the onset of the COVID-19 pandemic in 2020, which has delayed court proceedings for claims on the impacted product lines.

These factors have created more uncertainty around the ultimate losses that will be incurred to settle claims on these longer-tail product lines, and as a result, we are approaching reductions to prior year loss reserves on more recent accident years cautiously. Consistent with our reserving philosophy, we are responding quickly to increase loss reserves following any indication of increased claims frequency or severity in excess of our previous expectations, whereas in instances where claims trends are more favorable than we previously anticipated, we are often waiting to reduce loss reserves and will evaluate our experience over additional periods of time.

In 2022, favorable development was most significant on our workers' compensation, programs, property and credit and surety product lines. In 2021, favorable development was most significant on our general liability, property, workers' compensation, professional liability and marine and energy product lines.

The decrease in the Insurance segment's expense ratio in 2022 was primarily due to the favorable impact of higher earned premiums in 2022 while maintaining consistent levels of general expenses with 2021, as we continue to focus on scaling our insurance operations.

Reinsurance Segment

	Years Ended December 31,
(dollars in thousands)	2022	2021	% Change
Gross premium volume	$1,229,851	$1,246,143	(1)%
Net written premiums	$1,167,312	$1,126,167	4%
Earned premiums	$1,063,347	$1,042,048	2%
Underwriting profit (loss)	$83,859	$(55,238)	NM (1)

Underwriting Ratios (2)			Point Change
Loss ratio
Current accident year loss ratio	63.6%	72.0%	(8.4)
Prior accident years loss ratio	(2.4)%	1.9%	(4.3)
Loss ratio	61.2%	73.9%	(12.7)
Expense ratio	30.9%	31.4%	(0.5)
Combined ratio	92.1%	105.3%	(13.2)

Current accident year loss ratio catastrophe impact (3) (4)	—%	9.6%	(9.6)
Current accident year loss ratio Russia-Ukraine conflict impact (3)	1.2%	—%	1.2
Prior accident years loss ratio COVID-19 impact (3)	(0.3)%	2.1%	(2.4)

Current accident year loss ratio, excluding catastrophes and Russia-Ukraine conflict (5)	62.4%	62.3%	0.1
Combined ratio, excluding current year catastrophes, Russia-Ukraine conflict and COVID-19 (5)	91.2%	93.6%	(2.4)
(1)    NM - Ratio is not meaningful
(2)    Amounts may not reconcile due to rounding.
(3)    The point impact of catastrophes, the Russia-Ukraine conflict and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(4)    The point impact of catastrophes does not include the favorable impact of assumed reinstatement premiums associated with the 2021 Catastrophes of $21.7 million for the year ended December 31, 2021. Reinstatement premiums were not significant for the year ended December 31, 2022.
(5)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

Premiums

The modest decrease in gross premium volume in our Reinsurance segment in 2022 was primarily attributable to non-renewals within our property product lines and the non-renewal of a large treaty within our workers' compensation product line, largely offset by the impact of new business, primarily within our general liability and professional liability product lines, and more favorable premium adjustments within our credit and surety product lines. We discontinued writing property retrocessional reinsurance in 2022 and property reinsurance in 2021, which resulted in a $123.3 million reduction in gross premium volume in 2022 compared to 2021. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Net retention of gross premium volume was 95% in 2022 compared to 90% in 2021. The increase in net retention was driven by changes in mix of business. We have experienced growth in highly retained product lines during the year, while the non-renewed property business had a lower retention rate than the rest of the segment.

The increase in earned premiums in 2022 was primarily attributable to growth in gross premium volume within our professional liability and general liability product lines in recent periods, partially offset by the impact of lower gross premiums within our property product lines.

Combined Ratio

The Reinsurance segment's current accident year losses and loss adjustment expenses in 2022 included $12.7 million of net losses and loss adjustment expenses attributed to the Russia-Ukraine conflict. Current accident year losses in 2021 included $100.3 million of net losses and loss adjustment expenses attributed to the 2021 Catastrophes. Excluding these losses from the respective periods, the current accident year loss ratio in 2022 was consistent with 2021. The benefit of higher premium rates on our general liability and professional liability product lines and more favorable premium adjustments in 2022 compared to 2021 was offset by the unfavorable impact of changes in the mix of business within the segment and the benefit in 2021 of $21.7 million of favorable assumed reinstatement premiums on catastrophes. The change in mix of business had an unfavorable impact as the non-renewed property business had a lower attritional loss ratio than the rest of the segment.

The Reinsurance segment's 2022 combined ratio included $26.1 million of favorable development on prior accident years loss reserves, which was primarily attributable to favorable development within our property product lines related to natural catastrophes and our credit and surety product lines. Favorable development on prior years loss reserves in 2022 was partially offset by additional exposures recognized on prior accident years related to net favorable premium adjustments on our general liability, credit and surety and professional liability product lines. In 2021, the combined ratio included $19.9 million of adverse development on prior accident years loss reserves, which was primarily attributable to net adverse development on natural catastrophes and COVID-19 within our property product lines, as well as additional exposures recognized on prior accident years related to net favorable premium adjustments on our professional liability product lines.

Insurance-linked Securities, Program Services and Other Insurance

The following table presents the components of operating revenues and operating expenses attributable to our insurance-linked securities, program services and other insurance operations, which are not included in a reportable segment. Underwriting results attributable to these operations include results from discontinued lines of business, which are reported separate from our Insurance and Reinsurance segments, and the retained portion of our program services operations.

	Years Ended December 31,
	2022			2021
(dollars in thousands)	Operating revenues	Operating expenses	Net	Operating revenues	Operating expenses	Net
Services and other:
Insurance-linked securities	$109,020	$125,316	$(16,296)	$202,019	$186,510	$15,509
Insurance-linked securities - disposition gains	225,828	—	225,828	—	—	—
Program services and other fronting	149,993	27,613	122,380	125,716	20,132	105,584
Life and annuity	1,040	10,723	(9,683)	1,515	16,667	(15,152)
Markel CATCo buy-out	—	101,904	(101,904)	—	—	—
Markel CATCo Re	—	(89,862)	89,862	—	—	—
Other	11,683	19,431	(7,748)	17,195	30,534	(13,339)
	497,564	195,125	302,439	346,445	253,843	92,602
Underwriting	(3,818)	3,292	(7,110)	(4,303)	8,787	(13,090)
	493,746	198,417	295,329	342,142	262,630	79,512
Amortization of intangible assets		61,202	(61,202)		61,789	(61,789)
Impairment of goodwill		80,000	(80,000)		—	—
	$493,746	$339,619	$154,127	$342,142	$324,419	$17,723

Insurance-Linked Securities

The decrease in operating revenues and operating expenses in our Nephila insurance-linked securities operations in 2022 was primarily due to the disposition of our Velocity and Volante managing general agent operations during the year. Operating losses in 2022 were driven by costs incurred by Volante in connection with its launch of a Lloyd's syndicate prior to disposition.

Since our acquisition of Nephila in 2018, we experienced significant growth in the Velocity and Volante managing general agent operations. In 2022, we realized the significant value created since 2018 through the sale of Velocity and Volante. We sold the majority of our controlling interest in Velocity in February 2022 for total cash consideration of $181.3 million, which resulted in a gain of $107.3 million. We sold our controlling interest in Volante in October 2022 for total consideration of $181.9 million, of which $155.6 million was cash. This transaction resulted in a gain of $118.5 million.

Following the sales of our Velocity and Volante managing general agent operations, our Nephila ILS operations are solely comprised of our fund management operations. Since acquiring Nephila in 2018, investment performance in the broader ILS market has been adversely impacted by consecutive years of elevated catastrophe losses, most recently with Hurricane Ian in 2022. These events, as well as recent volatility in the capital markets, have impacted investor decisions around allocation of capital to ILS, which in turn has impacted our capital raises and redemptions within the funds we manage. Additionally, increases in the cost of capital during 2022 further impacted the estimated fair value of our fund management operations, and ultimately resulted in an $80.0 million partial impairment of goodwill in 2022. Nephila's net assets under management were $7.2 billion as of December 31, 2022.

Program Services and Other Fronting

The increase in operating revenues in our program services and other fronting operations in 2022 was primarily due to higher gross earned premium, on which our fees are based, in 2022 compared to 2021, driven by the expansion of existing programs and growth from new programs, as well as the growth of our other fronting arrangements. Gross written premiums in our program services operations were $2.8 billion and $2.7 billion for the years ended December 31, 2022 and 2021, respectively. Gross written premiums from our other fronting operations, which consist of business written by our underwriting platform on behalf of our ILS operations, were $553.9 million and $223.5 million for the years ended December 31, 2022 and 2021, respectively.

Markel CATCo Buy-Out

In March 2022, we completed a buy-out transaction with Markel CATCo Re Ltd. (Markel CATCo Re) and Markel CATCo Reinsurance Fund Ltd. (the Markel CATCo Funds) that provided for an accelerated return of all remaining capital to investors in the Markel CATCo Funds and resulted in the consolidation of Markel CATCo Re upon completion of the transaction. In order to complete the transaction, we made $101.9 million in payments, net of insurance proceeds, to or for the benefit of investors that were recognized as an expense during the first quarter of 2022. In 2022, results attributable to Markel CATCo Re were primarily related to favorable loss reserve development on the run-off of the reinsurance contracts, all of which were attributable to the Markel CATCo Funds remaining noncontrolling interests in Markel CATCo Re.

Investing Results

We measure our investment performance by analyzing net investment income earned on our investment portfolio, as well as through net investment gains, which includes unrealized gains on our equity portfolio, and the change in net unrealized gains on available-for-sale investments. Our performance measures also include investment yield and taxable equivalent total investment return. Other income or losses within our investing operations primarily relate to equity method investments in our investing segment, which are managed separately from the rest of our investment portfolio. The following table summarizes our consolidated investment performance, which consists predominantly of the results of our Investing segment.

	Years Ended December 31,
(dollars in thousands)	2022	2021	Change
Net investment income	$446,755	$367,417	22%
Net investment gains (losses)	$(1,595,733)	$1,978,534	$(3,574,267)
Change in net unrealized gains (losses) on available-for-sale investments (1)	$(1,407,316)	$(450,096)	$(957,220)
Other	$(17,661)	$7,184	$(24,845)
Investment yield (2) (3)	2.2%	2.0%	0.2
Taxable equivalent total investment return (3)	(9.5)%	8.8%	(18.3)
(1)    The change in net unrealized gains (losses) on available-for-sale investments included a benefit related to an adjustment to our life and annuity benefit reserves of $56.6 million and $63.0 million for the years ended December 31, 2022 and 2021, respectively.
(2)    Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.
(3)    See Supplemental Financial Information for a reconciliation of investment yield to taxable equivalent total investment return.

The increase in net investment income in 2022 was primarily attributable to higher interest income on short-term investments and cash equivalents due to higher short-term interest rates in 2022 compared to 2021. Additionally, interest income on our fixed maturity securities increased in 2022, primarily attributable to higher average holdings of fixed maturity securities, partially offset by a lower yield during 2022 compared to 2021.

Net investment losses in 2022 were primarily attributable to decreases in the fair value of our equity portfolio driven by unfavorable market value movements in 2022. Net investment gains in 2021 were primarily attributable to increases in the fair value of our equity portfolio driven by favorable market value movements in 2021.

The change in net unrealized gains (losses) on available-for-sale investments in 2022 and 2021 was attributable to decreases in the fair value of our fixed maturity investment portfolio as a result of increases in interest rates during 2022 and 2021.

Markel Ventures Results

Our Markel Ventures segment includes a diverse portfolio of businesses from different industries that offer various types of products and services to businesses and consumers. We consolidate the results of our Markel Ventures subsidiaries on a one-month lag. The following table summarizes the results from our Markel Ventures segment.

	Years Ended December 31,
(dollars in thousands)	2022	2021	Change
Operating revenues	$4,757,527	$3,643,827	31%
Operating income (1)	$325,238	$272,552	19%
EBITDA (1)	$506,336	$402,700	26%
Net income to shareholders	$192,601	$174,407	10%
(1)    See Supplemental Financial Information for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

The increase in operating revenues in 2022 was driven by the contribution from Metromont, which was acquired in December 2021, as well as an increased contribution from Buckner, which was acquired in August 2021. The combined contribution to the increase in operating revenues in 2022 attributable to these acquisitions was $604.6 million. Additionally, operating revenues in 2022 increased as a result of the impact of increased demand and higher prices at many of our other businesses, most notably at our construction services businesses.

The benefit of increases in operating revenues to operating income, EBITDA and net income to shareholders in 2022 was reduced by increased costs of materials and labor across many of our businesses, which reflected the impact of broader economic conditions on our operations during the year. The higher cost of materials was due in part to a shortage in the availability of certain products, the higher cost of shipping and a prolonged period of elevated inflation. We attempted to mitigate the impact of these cost increases through a variety of actions, such as increasing the prices of our products and services, pre-purchasing materials, locking in prices in advance or utilizing alternative sources of materials. Our businesses have had varying levels of success with these efforts, and we have seen conditions stabilize to varying degrees at many of our businesses. However, high labor costs continue to impact our businesses and there can be a time lag before the impacts of changes are reflected in our margins.

The increases in operating income, EBITDA and net income to shareholders in 2022 were primarily due to the impact of higher revenues and improved operating results at our construction services businesses, transportation-related businesses and consulting services businesses, as well as the contribution of Metromont. These increases were partially offset by the impact of lower operating margins at one of our consumer and building products businesses in 2022 compared to 2021.

Income Taxes

The effective tax rate was 32% in 2022 compared to 22% in 2021. The effective tax rate for 2022 differs from the effective tax rate in 2021, and the statutory rate of 21%, due to the impact of various immaterial items resulting in a net tax benefit that was magnified due to the small pre-tax loss in 2022.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $27.4 billion at December 31, 2022 compared to $28.3 billion at December 31, 2021. The decrease was primarily attributable to a decline in the fair value of our investment portfolio, driven by unfavorable movements in the public equity markets and increases in interest rates in 2022, partially offset by $2.7 billion in cash provided by operating activities. Net cash provided by operating activities increased from $2.3 billion in 2021, primarily driven by higher net premiums within our Insurance segment.

At December 31, 2022, our holding company held $3.7 billion of invested assets compared to $5.3 billion of invested assets at December 31, 2021. The decrease in holding company invested assets was primarily due to capital contributions made to our insurance subsidiaries, following declines in their investment portfolio valuations, and a decline in the fair value of the holding company investment portfolio, as well as the repayment of unsecured senior notes in July 2022.

* * * * * * * *

Our previously announced conference call, which will involve discussion of our quarterly and year-end financial results and business developments and may include forward-looking information, will be held Thursday, February 2, 2023, beginning at 9:30 a.m. (Eastern Time). Investors, analysts and the general public may listen to the call via live webcast at ir.markel.com. The call may also be accessed by dialing (888) 660-9916 in the U.S., or (646) 960-0452 internationally, and providing Conference ID: 4614568. Any person needing additional information can contact Markel's Investor Relations Department at IR@markel.com. A replay of the call also will be available on our website from approximately one hour after the call until Monday, February 13, 2023.

Additionally, we will be discussing these financial results and related business and investments updates at our shareholders meeting on May 17, 2023 at the University of Richmond Robins Center at 2:00 p.m. (Eastern Time). The event is open to shareholders, employees, and friends of Markel, and more information on the agenda and registration is available at www.markelshareholdersmeeting.com.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business Overview," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in our 2021 Annual Report on Form 10-K, or our most recent Quarterly Report on Form 10-Q, or are included in the items listed below:
•our expectations about future results of our underwriting, investing, Markel Ventures and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;
•the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;
•actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes in the insurance industry, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, increased expenditures);
•the frequency and severity of man-made and natural catastrophes (including earthquakes, wildfires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of wildfires and weather-related catastrophes, may be exacerbated if, as many forecast, changing conditions in the climate, oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;
•we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing industry practices and evolving legal, judicial, social and other environmental trends or conditions, can increase the scope of coverage, the frequency and severity of claims and the period over which claims may be reported; these factors, as well as uncertainties in the loss estimation process, can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with our insurance and insurance-linked securities businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material changes in our estimated loss reserves for such business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;
•initial estimates for catastrophe losses and other significant, infrequent events (such as the COVID-19 pandemic and the Russia-Ukraine conflict), are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;

•changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;
•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;
•after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;
•regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•economic conditions may adversely affect our access to capital and credit markets;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns (such as in response to the COVID-19 pandemic), inflation and other economic and currency concerns;
•the impacts that political and civil unrest and regional conflicts, such as the conflict between Russia and Ukraine, may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;
•the significant volatility, uncertainty and disruption caused by health epidemics and pandemics, including the COVID-19 pandemic and its variants, as well as governmental, legislative, judicial or regulatory actions or developments in response thereto;
•changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of, or cyberattack on, enterprise information technology systems that we use or a failure to comply with data protection or privacy regulations;
•third-party providers may perform poorly, breach their obligations to us or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any determination requiring the write-off of a significant portion of our goodwill and intangible assets;
•the failure or inadequacy of any methods we employ to manage our loss exposures;
•the loss of services of any senior executive or other key personnel of our businesses could adversely impact one or more of our operations;
•the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;
•our substantial international operations and investments expose us to increased political, civil, operational and economic risks, including foreign currency exchange rate and credit risk;
•our ability to obtain additional capital for our operations on terms favorable to us;
•our compliance, or failure to comply, with covenants and other requirements under our credit facilities, senior debt and other indebtedness and our preferred shares;
•our ability to maintain or raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;

•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;
•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;
•regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;
•our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;
•adverse changes in our assigned financial strength, debt or preferred share ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;
•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•losses from litigation and regulatory investigations and actions;
•investor litigation or disputes, as well as regulatory inquiries, investigations or proceedings related to our Markel CATCo operations; delays or disruptions in the run-off of those operations; or the failure to realize the benefits of the transaction that permitted the accelerated return of capital to our Markel CATCo investors; and
•a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing, commercial and industrial construction markets; liability for environmental matters; supply chain and shipping issues, including increases in freight costs; volatility in the market prices for their products; and volatility in commodity, wholesale and raw materials prices and interest and foreign currency exchange rates.

Results from our underwriting, investing, Markel Ventures and other operations have been and will continue to be potentially materially affected by these factors.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

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About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2022	2021	2022	2021
OPERATING REVENUES
Earned premiums	$2,038,088	$1,806,797	$7,587,792	$6,503,029
Net investment income	145,069	96,200	446,755	367,417
Net investment gains (losses)	598,792	802,743	(1,595,733)	1,978,534
Products revenues	581,985	384,976	2,427,096	1,712,120
Services and other revenues	846,813	667,389	2,809,425	2,285,325
Total Operating Revenues	4,210,747	3,758,105	11,675,335	12,846,425
OPERATING EXPENSES
Losses and loss adjustment expenses	1,229,094	938,091	4,445,589	3,581,205
Underwriting, acquisition and insurance expenses	672,477	648,876	2,515,583	2,293,739
Products expenses	515,369	371,371	2,241,736	1,544,506
Services and other expenses	614,432	580,593	2,306,635	2,022,935
Amortization of intangible assets	43,788	41,989	178,778	160,539
Impairment of goodwill	80,000	—	80,000	—
Total Operating Expenses	3,155,160	2,580,920	11,768,321	9,602,924
Operating Income (Loss)	1,055,587	1,177,185	(92,986)	3,243,501
Interest expense	(48,972)	(48,167)	(196,062)	(183,579)
Net foreign exchange gains (losses)	(105,147)	10,594	140,209	72,271
Income (Loss) Before Income Taxes	901,468	1,139,612	(148,839)	3,132,193
Income tax (expense) benefit	(191,900)	(264,560)	47,636	(684,458)
Net Income (Loss)	709,568	875,052	(101,203)	2,447,735
Net income attributable to noncontrolling interests	(19,858)	(3,923)	(112,920)	(22,732)
Net Income (Loss) to Shareholders	689,710	871,129	(214,123)	2,425,003
Preferred stock dividends	(18,000)	(18,000)	(36,000)	(36,000)
Net Income (Loss) to Common Shareholders	$671,710	$853,129	$(250,123)	$2,389,003

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on available-for-sale investments, net of taxes:
Net holding gains (losses) arising during the period	$108,785	$(85,636)	$(1,155,054)	$(348,315)
Reclassification adjustments for net gains (losses) included in net income (loss)	42,617	(2,816)	44,906	(6,623)
Change in net unrealized gains (losses) on available-for-sale investments, net of taxes	151,402	(88,452)	(1,110,148)	(354,938)
Change in foreign currency translation adjustments, net of taxes	5,136	117	(9,259)	(213)
Change in net actuarial pension loss, net of taxes	22,922	6,558	24,730	8,390
Total Other Comprehensive Income (Loss)	179,460	(81,777)	(1,094,677)	(346,761)
Comprehensive Income (Loss)	889,028	793,275	(1,195,880)	2,100,974
Comprehensive income attributable to noncontrolling interests	(19,941)	(3,918)	(112,937)	(22,730)
Comprehensive Income (Loss) to Shareholders	$869,087	$789,357	$(1,308,817)	$2,078,244

NET INCOME (LOSS) PER COMMON SHARE
Basic	$49.21	$62.65	$(23.57)	$176.92
Diluted	$49.05	$62.44	$(23.57)	$176.51

Markel Corporation and Subsidiaries
Selected Data

	December 31,
(in thousands, except per share data)	2022	2021
Total investments, cash and cash equivalents and restricted cash and cash equivalents	$27,419,522	$28,292,167
Reinsurance recoverables	8,446,745	7,293,555
Goodwill and intangible assets	4,386,302	4,721,626
Total assets	49,791,259	48,477,096
Unpaid losses and loss adjustment expenses	20,947,898	18,178,894
Unearned premiums	6,220,748	5,383,619
Senior long-term debt and other debt	4,103,629	4,361,266
Total shareholders' equity	13,065,534	14,717,350
Book value per common share	$929.27	$1,036.20
Common shares outstanding	13,423	13,632

Markel Corporation and Subsidiaries
Supplemental Financial Information
Components of Consolidated Operating Income
Segment Results

	Quarter Ended December 31, 2022
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$2,126,911	$185,024	$—	$—	$736,640	$3,048,575
Net written premiums	1,751,011	184,225	—	—	(5,542)	1,929,694

Earned premiums	1,786,085	254,691	—	—	(2,688)	2,038,088
Losses and loss adjustment expenses:
Current accident year	(1,030,394)	(161,735)	—	—	—	(1,192,129)
Prior accident years	(53,169)	12,207	—	—	3,997	(36,965)
Underwriting, acquisition and insurance expenses	(592,096)	(81,681)	—	—	1,300	(672,477)
Underwriting profit	110,426	23,482	—	—	2,609	136,517
Net investment income	—	—	144,584	485	—	145,069
Net investment gains	—	—	598,792	—	—	598,792
Products revenues	—	—	—	581,985	—	581,985
Services and other revenues	—	—	9,902	647,204	189,707	846,813
Products expenses	—	—	—	(515,369)	—	(515,369)
Services and other expenses	—	—	—	(587,343)	(27,089)	(614,432)
Amortization of intangible assets (2)	—	—	—	(18,966)	(24,822)	(43,788)
Impairment of goodwill	—	—	—	—	(80,000)	(80,000)
Operating income	$110,426	$23,482	$753,278	$107,996	$60,405	$1,055,587

	Quarter Ended December 31, 2021
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$1,880,383	$253,508	$—	$—	$647,324	$2,781,215
Net written premiums	1,571,589	233,085	—	—	(2,274)	1,802,400

Earned premiums	1,536,460	272,017	—	—	(1,680)	1,806,797
Losses and loss adjustment expenses:
Current accident year	(863,151)	(188,589)	—	—	—	(1,051,740)
Prior accident years	108,569	14,176	—	—	(9,096)	113,649
Underwriting, acquisition and insurance expenses	(554,475)	(94,170)	—	—	(231)	(648,876)
Underwriting profit (loss)	227,403	3,434	—	—	(11,007)	219,830
Net investment income	—	—	96,197	3	—	96,200
Net investment gains	—	—	802,743	—	—	802,743
Products revenues	—	—	—	384,976	—	384,976
Services and other revenues	—	—	(5,694)	568,555	104,528	667,389
Products expenses	—	—	—	(371,371)	—	(371,371)
Services and other expenses	—	—	—	(508,244)	(72,349)	(580,593)
Amortization of intangible assets (2)	—	—	—	(16,464)	(25,525)	(41,989)
Operating income (loss)	$227,403	$3,434	$893,246	$57,455	$(4,353)	$1,177,185
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment, as well as amortization of intangible assets attributable to our underwriting segments, which is not allocated between the Insurance and Reinsurance segments.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures.

	Year Ended December 31, 2022
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$8,606,700	$1,229,851	$—	$—	$3,365,131	$13,201,682
Net written premiums	7,040,176	1,167,312	—	—	(4,098)	8,203,390

Earned premiums	6,528,263	1,063,347	—	—	(3,818)	7,587,792
Losses and loss adjustment expenses:
Current accident year	(3,936,425)	(676,610)	—	—	—	(4,613,035)
Prior accident years	142,924	26,052	—	—	(1,530)	167,446
Underwriting, acquisition and insurance expenses	(2,184,891)	(328,930)	—	—	(1,762)	(2,515,583)
Underwriting profit (loss)	549,871	83,859	—	—	(7,110)	626,620
Net investment income	—	—	445,846	909	—	446,755
Net investment losses	—	—	(1,595,733)	—	—	(1,595,733)
Products revenues	—	—	—	2,427,096	—	2,427,096
Services and other revenues	—	—	(17,661)	2,329,522	497,564	2,809,425
Products expenses	—	—	—	(2,241,736)	—	(2,241,736)
Services and other expenses	—	—	—	(2,111,510)	(195,125)	(2,306,635)
Amortization of intangible assets (2)	—	—	—	(79,043)	(99,735)	(178,778)
Impairment of goodwill	—	—	—	—	(80,000)	(80,000)
Operating income (loss)	$549,871	$83,859	$(1,167,548)	$325,238	$115,594	$(92,986)

	Year Ended December 31, 2021
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$7,239,676	$1,246,143	$—	$—	$2,952,863	$11,438,682
Net written premiums	5,998,890	1,126,167	—	—	(5,326)	7,119,731

Earned premiums	5,465,284	1,042,048	—	—	(4,303)	6,503,029
Losses and loss adjustment expenses:
Current accident year	(3,311,185)	(749,815)	—	—	—	(4,061,000)
Prior accident years	506,292	(19,928)	—	—	(6,569)	479,795
Underwriting, acquisition and insurance expenses	(1,963,978)	(327,543)	—	—	(2,218)	(2,293,739)
Underwriting profit (loss)	696,413	(55,238)	—	—	(13,090)	628,085
Net investment income	—	—	367,406	11	—	367,417
Net investment gains	—	—	1,978,534	—	—	1,978,534
Products revenues	—	—	—	1,712,120	—	1,712,120
Services and other revenues	—	—	7,184	1,931,696	346,445	2,285,325
Products expenses	—	—	—	(1,544,506)	—	(1,544,506)
Services and other expenses	—	109	—	(1,769,201)	(253,843)	(2,022,935)
Amortization of intangible assets (2)	—	—	—	(57,568)	(102,971)	(160,539)
Operating income (loss)	$696,413	$(55,129)	$2,353,124	$272,552	$(23,459)	$3,243,501
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment as well as amortization of intangible assets attributable to our underwriting segments, which is not allocated between the Insurance and Reinsurance segments.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures.

Underwriting Results
Components of Quarter-to-Date Combined Ratio

	Quarters Ended December 31,
	2022			2021
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Underwriting Ratios (1)
Loss ratio
Current accident year loss ratio	57.7%	63.5%	58.5%	56.2%	69.3%	58.2%
Prior accident years loss ratio	3.0%	(4.8)%	1.8%	(7.1)%	(5.2)%	(6.3)%
Loss ratio	60.7%	58.7%	60.3%	49.1%	64.1%	51.9%
Expense ratio	33.2%	32.1%	33.0%	36.1%	34.6%	35.9%
Combined ratio	93.8%	90.8%	93.3%	85.2%	98.7%	87.8%

Current accident year loss ratio catastrophe impact (2)	(1.3)%	—%	(1.2)%	0.4%	2.5%	0.7%
Current accident year loss ratio Russia-Ukraine conflict impact (2)	0.2%	(0.9)%	0.0%	—%	—%	—%
Prior accident years loss ratio COVID-19 impact (2)	(0.1)%	(0.1)%	(0.1)%	(0.1)%	1.0%	0.0%

Current accident year loss ratio, excluding catastrophes and Russia-Ukraine conflict	58.9%	64.4%	59.6%	55.8%	66.8%	57.5%
Combined ratio, excluding current year catastrophes, Russia-Ukraine conflict and COVID-19	95.1%	91.8%	94.6%	85.0%	95.2%	87.1%
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes, the Russia-Ukraine conflict and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Net Income per Common Share

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net income (loss) to common shareholders	$671,710	$853,129	$(250,123)	$2,389,003
Adjustment of redeemable noncontrolling interests	(7,728)	5,321	(69,896)	46,874
Adjusted net income (loss) to common shareholders	$663,982	$858,450	$(320,019)	$2,435,877

Basic common shares outstanding	13,494	13,702	13,580	13,768
Dilutive potential common shares from restricted stock units and restricted stock (1)	42	47	—	32
Diluted common shares outstanding	13,536	13,749	13,580	13,800
Basic net income (loss) per common share	$49.21	$62.65	$(23.57)	$176.92
Diluted net income (loss) per common share (1)	$49.05	$62.44	$(23.57)	$176.51
(1)    The impact of 33 thousand shares from restricted stock units and restricted stock was excluded from the computation of diluted net loss per common share for the year ended December 31, 2022 because the effect would have been anti-dilutive.

Non-GAAP Financial Measures

Underwriting

In addition to the U.S. GAAP combined ratio, loss ratio and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non-GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance.

When analyzing our combined ratio, we exclude current accident year losses and loss adjustment expenses attributed to natural catastrophes. We also exclude losses and loss adjustment expenses attributed to certain significant, infrequent loss events, for example, the COVID-19 pandemic and the military conflict between Russia and Ukraine. Due to the unique characteristics of a catastrophe loss and other significant, infrequent events, there is inherent variability as to the timing or loss amount, which cannot be predicted in advance. We believe measures that exclude the effects of catastrophe events, COVID-19 and the Russia-Ukraine conflict are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

When analyzing our loss ratio, we evaluate losses and loss adjustment expenses attributable to the current accident year separate from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of current accident year loss ratios, which exclude prior accident year reserve development, is helpful since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves. We also analyze our current accident year loss ratio excluding losses and loss adjustment expenses attributable to catastrophes and, in 2022, the Russia-Ukraine conflict. The current accident year loss ratio excluding the impact of catastrophes and other significant, infrequent loss events is also commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The components of our consolidated and segment combined ratios, including the non-GAAP measures discussed above, are included in "Underwriting Results".

Investing

One of the measures we use to evaluate our investment performance is taxable equivalent total investment return, which is a non-GAAP financial measure. Taxable equivalent total investment return includes items that impact net income, such as coupon interest on fixed maturity securities, changes in fair value of equity securities, dividends on equity securities and realized investment gains or losses on available-for-sale securities, as well as changes in unrealized gains or losses on available-for-sale securities, which do not impact net income. Certain items that are included in net investment income have been excluded from the calculation of taxable equivalent total investment return, such as amortization and accretion of premiums and discounts on our fixed maturity portfolio, to provide a comparable basis for measuring our investment return against industry investment returns. The calculation of taxable equivalent total investment return also includes the current tax benefit associated with income on certain investments that is either taxed at a lower rate than the statutory income tax rate or is not fully included in U.S. taxable income. We believe the taxable equivalent total investment return is a better reflection of the economics of our decision to invest in certain asset classes. We focus on our long-term investment return, understanding that the level of investment gains or losses may vary from one period to the next.

The following table reconciles investment yield to taxable equivalent total investment return.

	Years Ended December 31,
	2022	2021
Investment yield (1)	2.2%	2.0%
Adjustment of investment yield from amortized cost to fair value	(0.5)%	(0.6)%
Net amortization of net premium on fixed maturity securities	0.4%	0.4%
Net investment gains (losses) and change in net unrealized investment gains (losses) on available-for-sale securities	(12.5)%	5.9%
Taxable equivalent effect for interest and dividends (2)	0.1%	0.1%
Other (3)	0.8%	1.0%
Taxable equivalent total investment return	(9.5)%	8.8%
(1)    Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.
(2)    Adjustment to tax-exempt interest and dividend income to reflect a taxable equivalent basis.
(3)    Adjustment to reflect the impact of time-weighting the inputs to the calculation of taxable equivalent total investment return.

Markel Ventures

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including operating income and net income to shareholders, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting.

The following table reconciles Markel Ventures operating income to Markel Ventures EBITDA.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2022	2021	2022	2021
Markel Ventures operating income	$107,996	$57,455	$325,238	$272,552
Depreciation expense	26,751	24,898	102,055	72,580
Amortization of intangible assets	18,966	16,464	79,043	57,568
Markel Ventures EBITDA	$153,713	$98,817	$506,336	$402,700